Exhibit 99.1

Terra Property Trust Issues Statement Regarding Terminated Transaction with Western Asset Mortgage Capital Corporation

Terra Property Trust, Inc. (“TPT” or “we”) today issued the below statement regarding its terminated merger agreement with Western Asset Mortgage Capital Corporation (NYSE: WMC) (“WMC”).

Vik Uppal, Chairman & CEO of TPT and Mavik Capital Management, L.P., commented:

"We are disappointed that we could not come to an agreement with WMC’s Board of Directors to merge. Our innovative proposal provided superior value to WMC stockholders in every regard, including higher total and cash consideration, perpetually reduced management fees, greater scale with lower leverage, lower transaction costs, and greater certainty of closing. WMC requested additional changes that we were unwilling to make because they would not have been in stockholders’ best interests. Ultimately, our proposal offered WMC stockholders a new path to maximizing value, but the WMC Board of Directors opted to move forward with a partner who shared its same strategies and policies that have not worked. TPT will remain relentlessly focused on our pursuit of maximizing value, investing with discipline, and advocating for stockholders.”

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on current expectations and beliefs of the Company and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cannot give any assurance that these forward-looking statements will be accurate or that its expectations will be attained.

About TPT

TPT originates, invests in, and manages loans, securities, and assets secured by commercial real estate across the US. The company has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2016.

Contacts

Longacre Square Partners

Greg Marose / Charlotte Kiaie, 646-386-0091

mavikcapital@longacresquare.com